Exhibit 99.1

[GENERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Corporation Presents Clinical Results for EVIZON(TM) for Treatment of Age-Related Macular Degeneration at the Annual ASRS Meeting

Plymouth Meeting, PA --July 18, 2005 -- Genaera Corporation (NASDAQ: GENR) today announced the presentation of clinical trial results from two U.S. Phase II clinical trials with EVIZON(TM) (squalamine lactate) for the treatment of choroidal neovascularization associated with age-related macular degeneration (AMD), also known as "wet" AMD. EVIZON is the leading systemically delivered anti-angiogenic drug being developed to treat AMD. The presentations were held at the 23rd Annual Meeting of the American Society of Retinal Specialists (ASRS) in Montreal, Quebec, Canada.

Brian P. Connolly, MD, Retina Research Services, Wills Eye Hospital, Philadelphia, Pennsylvania, presented clinical trial results, including updated visual acuity outcomes, from a multi-center, open-label, parallel group, U.S. Phase II pharmacokinetics and safety trial (MSI-1256F-207) with EVIZON. In this trial 10, 20, or 40 mg doses of EVIZON were administered intravenously once weekly for four weeks. All subjects were then followed out to month four with no further treatment after week four. Dr. Connolly reported that of the subjects who had received the 20 mg dose of EVIZON, 17% of study eyes showed three lines or greater vision improvement and 83% of the subjects had either stable or improved vision at month four. Furthermore, 100% of subjects diagnosed with wet AMD in the fellow eye had stable or improved vision though month four. Data was previously presented at the Macula Society Annual Meeting in February 2005 for subjects who received the 40 mg dose. At month four, 17% of study eyes and fellow eyes affected with wet AMD had three lines or greater vision improvement and 100% of the subjects had either stable or improved vision in both eyes. The drug was well tolerated and no drug-related serious adverse events were reported in this study.

Thomas A. Ciulla, MD, Midwest Eye Institute, Indianapolis, Indiana, presented clinical trial results, including safety, from a multi-center, randomized, masked, U.S. Phase II clinical trial (MSI-1256F-208) of EVIZON with concomitant photodynamic therapy with verteportfin (PDT) (Visudyne(R)), QLT, Inc., Vancouver, Canada). Dr. Ciulla presented results, including previously reported data, demonstrating the safety of treatment with EVIZON with PDT, as well as longer-term optical coherence tomography (OCT) data showing benefit in subjects' fellow affected eyes. Additionally, Dr. Ciulla announced that Genaera plans to conduct a twelve month open-label extension of this trial with the 20 and 40 mg doses. Genaera currently plans to report unmasked, twenty-nine week, interim data from this trial in the fourth quarter of 2005.

"We have consistently demonstrated in our Phase I and Phase II trials that EVIZON can improve or stabilize vision, treat both affected eyes and is well tolerated," said Roy C. Levitt, MD, President and Chief Executive Officer of Genaera Corporation. "Not only can wet AMD patients avoid the ocular injections required with the administration of other approved or investigational anti-angiogenic agents, but the systemic delivery of EVIZON also avoids the risks of bilateral ocular injections in the one-third to one-half of subjects who suffer from wet AMD in both eyes simultaneously. We are encouraged by our EVIZON results to date and look forward to the upcoming analyses of our masked, controlled trials to further demonstrate the great potential EVIZON has to be a leading therapy in the rapidly growing AMD market."

Ongoing Clinical Trials

Genaera is currently conducting a Phase III and multiple Phase II trials of EVIZON in wet AMD at multiple investigational sites. Recently, the Food and Drug Administration (FDA) selected EVIZON for participation in the Continuous Marketing Application (CMA) Pilot 2 program. In October 2004, the FDA granted EVIZON Fast Track designation.

MSI-1256F-301 is a Phase III trial designed to enroll subjects with predominantly classic, minimally classic and occult forms of wet AMD. The multi-center, randomized, double-masked, controlled trial will evaluate two systemically-administered doses of EVIZON (40 mg and 20 mg) versus placebo, dosed weekly for four weeks followed by maintenance doses every four weeks until week 104. PDT is allowed for all subjects in this study if deemed necessary by the study physician. Enrollment in this trial is ongoing.

MSI-1256F-209 is the cornerstone and largest of Genaera's three Phase II studies and is designed to evaluate the safety and efficacy of EVIZON over a two-year period in 100 subjects with wet AMD. This Phase II multi-center, randomized, double masked, controlled study will evaluate two dose levels of EVIZON (20 mg or 40 mg) given once weekly for four weeks, followed by maintenance doses once every four weeks until week 48. At the end of 48 weeks of therapy, each subject will be followed for a further twelve months. PDT is allowed for all subjects in this study if deemed necessary by the study physician. Enrollment in this trial is closed.

MSI-1256F-208 is a Phase II trial designed to evaluate the safety and clinical effects of three different doses of EVIZON (10 mg, 20 mg or 40 mg) with initial concomitant PDT treatment in 45 subjects with wet AMD. Specifically, this study will evaluate the safety and effects of systemically administered EVIZON before and after photodynamic therapy with PDT. The multi-center, randomized, controlled, masked study also includes monthly EVIZON maintenance therapy through six months, along with an additional twelve months follow-up for each subject. Enrollment in this trial is closed.

For information about participation in EVIZON clinical trials, patients and physicians may call Genaera's Clinical Trial Hotline at (800) 299-9156.

About EVIZON™

EVIZON is a unique first in class synthetic small molecule administered systemically that directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, EVIZON inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered EVIZON inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic EVIZON administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that EVIZON may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Wet AMD resulting from angiogenesis is the leading cause of legal blindness among adults age 50 or older in the Western world. Approximately 25 to 30 million people are affected globally and this number is expected to triple over the next 25 years.

AMD occurs in two types: the "dry" form and the more severe "wet" form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically "wet" age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe," "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that subsequent clinical trial results differ from the results announced today; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.